Exhibit 32

CERTIFICATIONS PURSUANT TO
18 U.S.C. SECTION 1350

In connection with the Quarterly Report of General Electric Capital Services, Inc. (the "registrant") on Form 10-Q for the period ending March 31, 2004, as filed with the Securities and Exchange Commission on the date hereof (the "report"), we, Dennis D. Dammerman and James A. Parke, Chairman of the Board and Vice Chairman and Chief Financial Officer, respectively, of the registrant, certify, pursuant to 18 U.S.C. § 1350, that to our knowledge:

(1)	The report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended; and
(2)	The information contained in the report fairly presents, in all material respects, the financial condition and results of operations of the registrant.

Date: May 4, 2004

/s/	Dennis D. Dammerman

Dennis D. Dammerman Chairman of the Board

/s/	James A. Parke

James A. Parke Vice Chairman and Chief Financial Officer